UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 9, 2009

Popular, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	0-13818	66-0667416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

209 MUNOZ RIVERA AVE, POPULAR CENTER BUILDING, HATO REY , Puerto Rico		00918
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-765-9800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 9, 2009, Popular, Inc. (the "Company") announced the appointment of David H. Chafey, Jr., age 54, as President and Chief Operating Officer of the Company, effective immediately. Under his new position, all of the Company’s U.S. mainland and Puerto Rico operating units will report to Mr. Chafey. Mr. Chafey will report to Richard L. Carrión, the Company’s Chief Executive Officer and Chairman of the Board of Directors. The Company expects that the Mr. Chafey’s appointment as President and Chief Operating Officer of the Company will serve to further the integration of the Company’s U.S. mainland and Puerto Rico operations, and result in synergies in control and operations.

Prior to this appointment, Mr. Chafey was a Senior Executive Vice President of the Company since 1997 and President of Banco Popular de Puerto Rico, the Company’s principal banking subsidiary ("Banco Popular"), since 2004. During his tenure with the Company, Mr. Chafey has also served as Senior Executive Vice President of Popular International Bank, Inc. since 1999 and Popular North America, Inc. since 2000, directly and indirectly wholly-owned subsidiaries of the Company; Director of Banco Popular and other directly or indirectly wholly-owned subsidiaries of the Company.

The terms of Mr. Chafey’s compensation, which are described in the Proxy Statement used in connection with the Company’s 2008 Annual Meeting of Stockholders, were not changed in connection with his appointment as President and Chief Operating Officer. However, the Company’s Compensation Committee intends to review Mr. Chafey’s compensation in light of his new duties.
There were no related party transactions between Mr. Chafey and the Company, other that Mr. Chafey’s membership in the Board of Trustee’s of Fundación Banco Popular, Inc., Puerto Rico not-for-profit corporation created to improve quality of life in Puerto Rico, which received contributions from the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popular, Inc.

January 9, 2009	By:	/s/Ileana Gonzalez

Name: Ileana Gonzalez
Title: Senior Vice President and Comptroller